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                                                                Exhibit 10.12

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of December 13, 1995 by and among Mallinckrodt Chemical, Inc. ("Mallinckrodt"), a Delaware corporation, King Pharmaceuticals, Inc. ("King"), a Tennessee corporation, and King Pharmaceuticals of Nevada, Inc. ("King-Nevada"), a Nevada corporation.

         WITNESSETH, THAT:

         WHEREAS, subject to the terms of this Agreement and the covenants, representations and promises of King set forth therein, Mallinckrodt desires to purchase and King-Nevada wishes to sell all of its right, title and interest in and to its APAP/hydrocodone bitartrate dosage forms, as hereinafter more fully described; and

         WHEREAS, subject to the terms of this Agreement and the covenants, representations and promises of King set forth therein, Mallinckrodt desires to purchase and King-Nevada wishes to sell all of its right, title and interest in and to its brand name line of APAP/hydrocodone bitartrate dosage forms, as hereinafter more fully described;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I


                               CERTAIN DEFINITIONS

         As used herein; the following terms shall have the following meanings, respectively:

         1.1 An "affiliate" shall mean, any entity which, directly or indirectly, controls, is controlled by or is under common control with another entity or entities or any group of common shareholders or similar holders of an equity interest of any such entity and "control", for the preceding purpose, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the










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                  management and policies of any entity, whether through the ownership of voting securities, by contract or otherwise.

         1.2 "ANDA" shall mean an Abbreviated New Drug Application as described in the federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

         1.3 "ANDA Agreements" shall mean any and all agreements of King or King-Nevada, whether written or oral, (i) that relate to the Purchased Assets (including without limitation and without exception all contracts or agreements with customers for the purchase of any Current Products or any agreements with any party or parties relative to the distribution of such products) or (ii) that relate to APAP/hydrocodone bitartrate elixir that King or King-Nevada has contracted for the manufacture of pursuant to an ANDA or other permit or license owned by another party, a list of which agreements (along with their expiration dates and a brief description of each) is set forth on Schedule 1.3 hereto; provided that "ANDA Agreements" shall not refer to any contracts of King to the extent related to products of King other than those included in the Purchased Assets.

         1.4 "ANDA Business" shall mean the business activities of King and King-Nevada and any of their affiliates related to the Current Products and/or the Future Products, as the context shall require.

         1.5 "ANDA Financial Statements" shall have the meaning ascribed to it in Section 5.3 hereof.

         1.6 "Branded Line" shall mean the "Anexsia" branded APAP/hydrocodone bitartrate dosage form product line and the goodwill associated therewith, as well as any registered trademarks or service marks (or applications therefor) or any tradenames or other intellectual property rights of any nature associated therewith.

         1.7 "Bristol Facility" shall mean King's current manufacturing facility located in Bristol, Tennessee.

         1.8      "Bristol Shutdown" shall have the meaning ascribed to it in
                  Section 4.l(c) hereof.










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         1.9      "cGMP" shall have the meaning ascribed to it in Section
                  5.13(c)(iv) hereof.

         1.10 "Closing Date" shall mean the date hereof or such other date as the parties hereto shall mutually agree.

         1.11 "Closing Purchase Price" shall mean the amount to be paid by Mallinckrodt to or on behalf of King-Nevada on the Closing Date in accordance with Section 2.2 and as described in subsections (a) and (b) of Section 2.4 hereof.

         1.12 "Collateral Agreements" shall mean (i) those agreements between King or King-Nevada and Mallinckrodt or executed by either King or King-Nevada in favor of Mallinckrodt, as appropriate, of even date herewith that are attached hereto as Exhibits A, B and C and (ii) such other agreements entered into as of the Closing Date as the parties shall deem reasonably necessary to the consummation of the transactions contemplated herein.

         1.13 "Current Products" shall mean the four product codes and strengths associated with King-Nevada's current three ANDAs (#89-160, #89-725 and #40-084), and any and all changes, amendments, periodic reports, supplements, authorizations, documentation or permits relative thereto, for the production of APAP/hydrocodone bitartrate dosage forms, a copy of the full ANDA documentation for which product codes and strengths is attached hereto as Schedule 1.13.

         1.14     "Damages" shall have the meaning ascribed to it in Section
                  8.1 hereof.

         1.15 "Deferred Payment" shall mean the amounts to be paid by Mallinckrodt to King-Nevada in accordance with Section 2.4(c) hereof.

         1.16 The term "direct manufacturing costs" shall mean all costs of labor, raw materials, quality assurance and packaging incurred by King that are directly associated with production under the Current Products or the Future Products, as













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                  appropriate, and shall not include any directly or indirectly allocated overhead or similar general company expenses or charges and shall also not include the value or cost of any raw materials provided to King by Mallinckrodt. King's direct manufacturing costs (excluding the cost of raw materials) are attached hereto as Schedule 1.16.

         1.17     "FDA Approval" shall have the meaning ascribed to it in
                  Section 2.4(c) hereof.

         1.18     "Finished Goods Cost" shall have the meaning ascribed to it in
                  Section 3.4(a) hereof.

         1.19 "Future Products" shall collectively mean (i) the two dosage form product codes and strengths that are planned to be filed as future supplements to currently existing ANDAs (i.e., 10 mg. hydrocodone bitartrate/650 mg. APAP and 10 mg. hydrocodone bitartrate/660 mg. APAP, hereinafter referred to as "Future Product One" and "Future Product Two", respectively) and (ii) the three dosage form product codes and strengths that are planned to be filed as one or more future ANDAs (i.e., 10 mg. hydrocodone bitartrate/500 mg. APAP, 7.5 mg. hydrocodone bitartrate/500 mg. APAP and 5.0 mg. hydrocodone bitartrate/ 500 mg. APAP, hereinafter referred to as "Future Product Three", "Future Product Four" and "Future Product Five", respectively), all of which are currently under development by King and/or which have been filed by King with the FDA but have not yet received approval, and any and all changes, amendments, supplements, periodic reports, authorizations, documentation or permits relative thereto, a copy of the current ANDA or other documentation for which product codes and strengths is attached hereto as Schedule 1.19.

         1.20     "Future Product One" shall have the meaning ascribed to it in
                  Section 1.19 above.

         1.21     "Future Product Two" shall have the meaning ascribed to it in
                  Section 1.19 above.
















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         1.22     "Future Product Three" shall have the meaning ascribed to it in Section 1.19 above.

         1.23     "Future Product Four" shall have the meaning ascribed to it in
                  Section 1.19 above.

         1.24     "Future Product Five" shall have the meaning ascribed to it in
                  Section 1.19 above.

         1.25     "Hazardous Materials" shall have the meaning ascribed to it in
                  Section 5.14 hereof.

         1.26     "Indemnified Party" shall have the meaning ascribed to it in
                  Section 8.2 hereof.

         1.27     "Indemnifying Party" shall have the meaning ascribed to it in
                  Section 8.2 hereof.

         1.28 "King Business" shall mean the full range of business activities of King or its affiliates related to the production of generic or branded drug dosage forms, including without limitation the ANDA Business, whether or not carried out on the premises of the Bristol Facility.

         1.29 "Manufacturing Agreement" shall have the meaning ascribed to it in Section 4.1 hereof.

         1.30 "Pharmaceutical Products" shall have the meaning ascribed to it in Section 5.13 hereof.

         1.31 "Purchased Assets" shall mean the Current Products, Future Products, the Branded Line, the ANDA Agreements, as well as
                  (i) any and all intellectual property rights related solely or primarily to any of the foregoing, (ii) any and all documentation, data or other information in King's or King-Nevada's possession related solely or primarily to any of the foregoing and (iii) any and all tooling,












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                  punches and dies related to the production of the Current
                  Products or Future Products, as appropriate.

         1.32 "Purchase Price" shall refer to the total consideration paid and payable to King-Nevada by Mallinckrodt in accordance with the provisions of Section 2.4 below.

         1.33 "Work-in-Process Cost" shall have the meaning ascribed to it in Section 3.4 hereof.

         1.34 All references to days herein refer to calendar days and not business days, unless otherwise expressly provided.


                                   ARTICLE II


                                PURCHASE AND SALE

         2.1      Actions by King-Nevada on the Closing Date.

                  On the Closing Date, in reliance upon and in consideration of the representations, warranties, covenants and agreements of Mallinckrodt set forth herein and subject to the terms and conditions set forth herein, King-Nevada shall sell, transfer and assign to Mallinckrodt all of its right, title and interest in and to the Purchased Assets, free and clear of liens, claims, charges, encumbrances and restrictions of any kind and deliver to Mallinckrodt an irrevocable General Bill of Sale and Assignment relative to the Purchased Assets in the form attached hereto as Exhibit A.

         2.2      Actions by Mallinckrodt on the Closing Date.

                  On the Closing Date, in reliance upon and in consideration of the representations, warranties, covenants and agreements of King and King-Nevada set forth herein and subject to the terms and conditions set forth herein, and against delivery of









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                  the General Bill of Sale and Assignment attached hereto as
                  Exhibit A, Mallinckrodt shall pay to King-Nevada the Closing Purchase Price by wire transfer in immediately available United States funds as follows:

               (i) Mallinckrodt will pay, to an account designated by King-Nevada to Mallinckrodt in writing at least five (5) business days prior to the Closing Date, the sum of Sixteen Million Seven Hundred Ninety Nine Thousand One Hundred Seventy Eight Dollars and Eight Cents ($16,799,178.08) against receipt by Mallinckrodt of a release of all liens, rights and claims, in a form and in substance satisfactory to Mallinckrodt, of Boehringer Mannheim Pharmaceuticals Corporation ("Boehringer") with respect to the Branded Line and any of the other Purchased Assets, and

               (ii) immediately subsequent to the completion of the steps outlined in clause (i) set forth immediately above and in addition to the amount specified therein, Mallinckrodt will pay, to an account designated by King-Nevada to Mallinckrodt in writing at least five (5) business days prior to the Closing Date, the sum of Fifteen Million Two Hundred Thousand Eight Hundred Twenty One Dollars and Ninety Two Cents ($15,200,821.92).

         2.3      Joint Actions on the Closing Date.

                  On the Closing Date (or as soon thereafter as possible), the parties will execute such documents, including the Collateral Agreements, and take such other actions as have been deemed by them to be reasonably necessary and appropriate to consummate fully the transactions contemplated herein.

         2.4      Purchase Price.

                  In consideration for King-Nevada's sale, transfer and assignment of the Purchased Assets to Mallinckrodt pursuant to the terms and conditions set forth herein, Mallinckrodt agrees to pay King-Nevada, as full and fair purchase consideration therefor, the sums set forth below ("Purchase Price"):











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         (a)      In consideration of King-Nevada's transfer to Mallinckrodt on the Closing Date of all of King-Nevada's right, title and interest in and to the Current Products, Mallinckrodt will pay to King-Nevada, as full and fair consideration therefor, the sum of Ten Million Dollars ($10,000,000).

         (b) In consideration of King-Nevada's transfer to Mallinckrodt on the Closing Date of all of King-Nevada's right, title and interest in and to the Branded Line, Mallinckrodt will pay to King-Nevada, as full and fair consideration therefor, the sum of Twenty Two Million Dollars ($22,000,000).

         (c) In consideration of King-Nevada's transfer to Mallinckrodt on the Closing Date of all of King-Nevada's right, title and interest in and to the Future Products, and subject to the provisions of Section 3.3 set forth herein below, Mallinckrodt will pay to King-Nevada, as full and fair consideration therefor, up to Ten Million Dollars ($10,000,000) in accordance with the following:

               (i) Mallinckrodt will pay King-Nevada Two Million Five Hundred Thousand Dollars ($2,500,000), by wire transfer of immediately available United States funds to an account designated by King-Nevada to Mallinckrodt in writing within ten (10) days after each date on which King or King-Nevada notifies Mallinckrodt in writing of (A) the final and unqualified approval by the FDA of any of Future Product One, Future Product Two, Future Product Three or Future Product Four such that manufacture and commercial sale is permitted with respect thereto (which notice shall include a copy of the FDA's written approval with respect to any such Future Product) and (B) upon completion of a process validation report with respect to any such Future Product and Mallinckrodt's written acknowledgment approving such report (which approval shall not unreasonably be withheld), for a total of up to Ten Million Dollars ($10,000,000) in the aggregate










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                    once King or King-Nevada has notified Mallinckrodt that all
                    Future Products (with the exception of Future Product Five for which no additional sums to King-Nevada shall be due hereunder) have met the requirements of clauses (A) and (B) set forth immediately above. For purposes of this Agreement, the occurrence of the events described in clauses (A) and
                    (B) of the immediately preceding sentence shall constitute and be referred to hereinafter as "FDA Approval".

               (ii) King and King-Nevada hereby agree that if any one or more of
                    Future Product One, Future Product Two, Future Product Three and Future Product Four shall not have received FDA Approval on and as of the end of the thirtieth (30th) month after the Closing Date but does receive FDA Approval on or before the end of the thirty sixth (36th) month after the Closing Date, then the amount otherwise payable by Mallinckrodt to King-Nevada upon FDA Approval of any such Future Product shall be One Million Five Hundred Thousand Dollars ($1,500,000) for each such Future Product as opposed to the amount specified in clause (i) immediately above. Furthermore, notwithstanding clause (i) set forth above, King and King-Nevada hereby agree that if any one or more of Future Product One, Future Product Two, Future Product Three and Future Product Four shall nor have received FDA Approval on and as of the end of the thirty sixth (36th) month after the Closing Date, then no amount shall be payable by Mallinckrodt to King-Nevada with respect to any such Future Product, which fact shall in no respect have any effect on Mallinckrodt's right to full title and interest in and to any such Future Products and Mallinckrodt shall have full right of ownership and use with respect to all regulatory "work-in-process" relative to the unsuccessful attempt by King to achieve FDA Approval for any such Future Products.












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         2.5      Fair Market Value of Assets.

                  The parties hereto agree that the Purchase Price represents the fair market value of the Purchased Assets. Any allocation of the Purchase Price among the Purchased Assets that is agreed upon by the parties shall be binding on King, King-Nevada and Mallinckrodt for all purposes relating in any fashion to liability for sales tax, income tax or any other kind of tax or assessment.

         2.6      Assets Purchased and Obligations Assumed.

                  The parties understand and agree that Mallinckrodt is not hereunder purchasing any assets of King other than the Purchased Assets as specifically defined herein. The parties further understand and agree that Mallinckrodt is not hereunder assuming or agreeing to be liable in any manner with respect to any debt, obligation or liability of King except and to the extent that Mallinckrodt expressly agrees to be liable and responsible pursuant to Section 2.7 below, pursuant to any other terms hereof or pursuant to the General Bill of Sale and Assignment attached hereto as Exhibit A. The trademarks, servicemarks, trade names, designs and logos, whether registered, applied for or pending, associated with King or King-Nevada that are not exclusively related to the ANDA Business are not conveyed pursuant to this Agreement and all right, title, and interest in and to the same shall remain with King or King-Nevada as the case may be.

         2.7      Assignment of Contracts.

                  In connection with the acquisition and sale of the Purchased Assets provided for herein, King and King-Nevada hereby assign to Mallinckrodt all of their rights, obligations and interests under the ANDA Agreements; provided however, in no event shall Mallinckrodt be deemed to have assumed liability or responsibility for any obligations or liabilities under and pursuant to the ANDA Agreements to the extent relating to any performance required by and undertaken pursuant to the terms of such agreements prior to the Closing Date unless Mallinckrodt specifically and unambiguously so agrees in writing. King and King-Nevada









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                  represent and warrant that, to the extent they have not done so prior to the Closing Date, they will take all actions available to them to obtain any and all consents that are necessary for the assignment of the ANDA Agreements to Mallinckrodt in order to vest in Mallinckrodt the full benefit of all rights and payments granted under the terms of each and every one of the ANDA Agreements to the same extent that King and King-Nevada had such benefit prior to the Closing Date.

         2.8      Delivery of Documentation

                  On the Closing Date or as soon thereafter as reasonably possible, King-Nevada will deliver to Mallinckrodt any and all intellectual property, documentation and other data included within the Purchased Assets, including without limitation, annual product reviews, copies of completed batch records, stability reports, product complaint files, adverse drug experience reports, supplier audit reports, and field alert reports. King and King-Nevada may retain such materials and data as may be necessary for them to carry out their obligations under this Agreement and under the Collateral Agreements. In addition, on the Closing Date or as immediately thereafter as possible, King or King-Nevada (as appropriate) will send to the FDA the notice required by 21 CFR 314.72(a)(i) relative to the transfer of ownership of the Purchased Assets and shall thereafter provide all information and make all further filings as Mallinckrodt shall direct to confirm and perfect the ownership of Mallinckrodt in and to the Purchased Assets.

                                   ARTICLE III

            CERTAIN OBLIGATIONS, RIGHTS AND COVENANTS OF THE PARTIES

         3.1      Obligations of King and King-Nevada with Respect to Future
                  Products.

                  (a) From and after the Closing Date and until FDA Approval or the elapse of thirty six (36) months after the Closing Date (whichever occurs first), King and King-Nevada will take all actions, at their expense, that may be








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                           required (i) to ensure that future ANDAs or
                           supplements to existing ANDAs, as appropriate, with respect to each of the Future Products are filed with the FDA in compliance with all regulatory requirements, in full and final form and as expeditiously as possible, (ii) to ensure that the FDA grants final and unqualified approval in writing with respect to each of such future ANDAs or supplements to existing ANDAs as soon as possible such that manufacture and commercial sale of the Future Product in question is permitted, and (iii) to ensure that a process validation report with respect to any such Future Product is prepared with completeness and accuracy and as quickly as possible. The actions required by King and King-Nevada in accordance with the immediately preceding sentence will be taken with the intent and effect that Mallinckrodt will not be in any manner, as the owner of each of the Future Products, limited in its ability commercially to utilize each of such Future Products to the fullest extent possible consistent with the limitations of applicable laws and regulations of general force and effect. It is understood that all filings and other actions taken by King and King-Nevada in connection with the Future Products to secure FDA Approval will be subject to review by and approval of Mallinckrodt. King and King-Nevada will have an obligation hereunder to answer any FDA inquiries with respect to the Future Products in a timely and accurate manner, subject to approval of and supervision by Mallinckrodt. The parties expressly agree that if at any time King-Nevada and Mallinckrodt or King and Mallinckrodt disagree about the adequacy, form, content, necessity, advisability, manner, procedure or timing of any filing, response, action or inquiry related to securing FDA Approval of any of the Future Products, they will consult Lachman Consultants, Inc. at 1600 Stewart Avenue, Westbury, New York 11590 in order to resolve their disagreement and the parties further agree to follow the course of action suggested by Lachman Consultants, Inc. The fees and expenses of Lachman Consultants, Inc. arising from such consultations shall be shared equally by either King and Mallinckrodt or King-Nevada and Mallinckrodt, as appropriate.








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               (b)  Notwithstanding the preceding subsection (a), if, upon the expiration of thirty six (36) months from and after the Closing Date and despite the best efforts of King and King-Nevada in accordance with the requirements of this
                    Section 3.1, FDA Approval has not been received for any one or more of the Future Products, King or King-Nevada will immediately hand over to Mallinckrodt all of the documentation and other materials relative to such Future Products so that Mallinckrodt may continue to prosecute with the FDA the applications with respect to any such Future Products and, in connection with that process, King and King-Nevada will continue to provide advice and consultation to Mallinckrodt as reasonably necessary and will further continue to provide to Mallinckrodt (or its agents or representatives) and the FDA such access to the Bristol Facility as may be required to ensure approval by the FDA and any other relevant regulatory agencies with respect to each of such Future Products.

         3.2      Assurances of Title to Future Products.

                  Notwithstanding King's and King-Nevada's success or failure in securing FDA Approval with respect to the Future Products, at all times after the Closing Date Mallinckrodt will continue to have full right, title and interest in and to the Future Products and King and King-Nevada will do whatever is necessary to defend and secure Mallinckrodt's full right, title and interest in and to the Future Products.

         3.3      Suspension of Payment.

                  If, prior to the expiration of the Manufacturing Agreement between King and Mallinckrodt contemplated by Section 4.1 below, and due to causes other than a material breach by Mallinckrodt of any of its obligations under this Agreement or under any of the Collateral Agreements, either King or King-Nevada ceases or is forced to cease or substantially curtail production under the Manufacturing Agreement, or otherwise breaches any of its continuing obligations hereunder, as a consequence of (i) any action or communication by the FDA or any other regulatory or governmental authority or (ii) any financial or other business









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                  difficulty (including, without limitation, the filing by or against King or King-Nevada of any petition under the federal bankruptcy laws, or any similar state laws, or any insolvency, appointment of a trustee for the assets and business of King or King-Nevada, or any composition or arrangement for the benefit of creditors), then the parties agree that Mallinckrodt will have lost the benefit of the Purchased Assets it has acquired under this Agreement and Mallinckrodt shall therefore, in addition to any other rights or remedies it may have available to it at law or in equity, have the right to cancel payment of any as yet unpaid portion of the Deferred Payment.

         3.4      Ownership of Existing Inventory.

                    (a) Subject to King's compliance with the requirements of subsection (d) of this Section 3.4, in the event that, on the Closing Date, King has an inventory of finished goods relative to the Current Products meeting all applicable specifications (i.e., is not obsolete, is at least six (6) months from expiration, is currently useable and salable in the ordinary course of business and meets the requirements of the appropriate ANDA) that remains unsold as of the Closing Date, King will notify Mallinckrodt within seven (7) days after the Closing Date of the precise nature and amount of such inventory. Mallinckrodt shall purchase all of such inventory from King at a price, payable in cash or, at Mallinckrodt's option, by offset against the amount of any outstanding trade receivables owed to Mallinckrodt by King, equal to the actual cost to King of any raw materials (including but not limited to those raw materials supplied by Mallinckrodt) utilized in producing such inventory and the actual direct manufacturing costs incurred by King in producing such inventory (all of such actual cost hereinafter referred to as "Finished Goods Cost"). Within ten (10) days after notice by King to Mallinckrodt of the nature and amount of its finished goods inventory, King shall provide Mallinckrodt with written notice of its calculation of the Finished Goods Cost and all documentation supporting such calculation. Mallinckrodt shall be obligated to consummate the purchase from King of such finished goods








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                    inventory on the later of (i) ten (10) days after the date on which it delivers a notice to King indicating its agreement with the Finished Goods Cost as calculated hy King or (ii) in the event Mallinckrodt does not so agree, ten
                    (10) days after the date on which the parties shall reach agreement in good faith and in writing as to the actual amount of the Finished Goods Cost. Any finished goods inventory purchased hereunder, except with respect to the compensation therefor, shall be treated by the parties as finished product manufactured pursuant to the Manufacturing Agreement contemplated in Section 4.1 below.

               (b) Subject to King's compliance with the requirements of subsection (d) of this Section 3.4, in the event that, on the Closing Date, King has an existing inventory of hydrocodone bitartrate and/or APAP that it has purchased from Mallinckrodt that is to be used by King for production hereunder, King will notify Mallinckrodt within seven (7) days after the Closing Date of the precise nature and amount of such inventory. Within twenty (20) days after the date of such notice, Mallinckrodt shall purchase such raw materials inventory from King at a price, payable in cash or, at Mallinckrodt's option, by offset against the amount of any outstanding trade receivables owed to Mallinckrodt by King, equal to the amount originally invoiced by Mallinckrodt to King for such raw materials less applicable discounts or rebates, if any. Any raw materials inventory purchased hereunder shall be utilized by the parties in the manufacture of finished product in accordance with the terms of the Manufacturing Agreement contemplated in Section 4.1 below.

               (c) Subject to King's compliance with the requirements of subsection (d) of this Section 3.4, in the event that, on the Closing Date, King has an existing inventory of work-in-process relative to the Current Products meeting all applicable specifications (i.e., is not obsolete, would be, if completed, useable and salable in the ordinary course of business and meets the requirements of the appropriate
                    ANDA), King will notify Mallinckrodt within seven (7) days after the Closing Date of the precise nature and amount of such inventory. Mallinckrodt shall purchase all of such inventory from King at a price, payable in cash or, at Mallinckrodt's option, by offset against the amount of any outstanding trade receivables owed to Mallinckrodt by King, equal to the actual cost to King of any raw materials utilized in producing such inventory and the actual direct manufacturing costs incurred by King in producing such inventory (all of such actual costs hereinafter referred to as "Work-in-Process Cost"). Within ten (10) days after notice by King to Mallinckrodt of the nature and amount of its work in process inventory, King shall provide Mallinckrodt with written notice of its calculation of the Work-in-Process Cost and all documentation supporting such calculation. Mallinckrodt shall be obligated to consummate the purchase from King of such work-in-process inventory on the later of (i) ten (10) days after the date on which it delivers a notice to King indicating its agreement with the Work-in-Process Cost as calculated by King or (ii) in the event Mallinckrodt does not so agree, ten (10) days after the date on which the parties shall reach agreement in good faith and in writing as to the actual amount of the Work-in-Process Cost. King shall retain in its physical possession any work-in-process inventory purchased hereunder and shall complete the process of converting such work-in-process into finished goods for a price to be agreed upon by the parties but taking into account only the incremental cost to King of completing the manufacturing process with respect to such work-in-process and in accordance with the applicable terms of the Manufacturing Agreement provided for in Section 4.1 below. Notwithstanding the preceding portions of this subsection
                    (c), King shall make every reasonable effort to avoid having any inventory of work-in-process on the Closing Date by, among other things, judicious scheduling of its manufacturing runs of APAP/hydrocodone bitartrate dosage forms and careful scheduling of product deliveries to customers.

               (d) King represents and warrants that it has used its best commercial efforts, since the date of that certain Letter of Intent by and between the parties dated September 12, 1995, to keep its inventories of finished goods, work-in-process and raw materials as low as reasonably possible and, in any event, at levels which do not exceed those normally experienced by King during the past six (6) months prior to the date hereof in connection with its ANDA Business, adjusted for the amount of sales King has experienced in connection with the ANDA Business at various times during such six (6) month period.

         3.5   Covenant Not to Compete.

               (a) For and in consideration of the Purchase Price to be paid in accordance herewith, and further for and in consideration of Mallinckrodt's willingness to acquire the Purchased Assets pursuant to the terms hereof, King, on behalf of itself, its employees, its agents, its shareholders (but only those owning ten (10%) or more of the stock of King) and its affiliates (including, without limitation, King-Nevada), agrees that, for the longer of five (5) years after the Closing Date or the length of time during which the Manufacturing Agreement is in effect, it will not, anywhere in the world, in any manner, directly or indirectly, either alone or in conjunction with others, engage in the manufacture, development or sale of any APAP/hydrocodone bitartrate dosage forms (solid or liquid), including without limitation any such products that are part of the Purchased Assets, or otherwise compete in any way with Mallinckrodt or its affiliates in the manufacture, development or sale of APAP/hydrocodone bitartrate dosage forms (solid or liquid).

               (b) King understands and agrees that, in the event of a breach by it or any of its affiliates of any obligations under this
                    Section 3.5, Mallinckrodt and its affiliates will suffer irreparable damage for which its remedies at law are inadequate and, therefore, Mallinckrodt or its affiliates may receive, from a court of proper jurisdiction, an injunction, a decree for specific performance or such other equitable relief as may he deemed appropriate under the circumstances, in addition to any other remedies they may have.

         3.6      Supplements for Alternate Manufacturing Site.

                  As soon as possible after the Closing Date, King will file ANDA supplements with the FDA with respect to each of the Current Products and Future Products, at King's expense, for the purpose of designating an alternate manufacturing site for each of the Current Products and Future Products, such site to be selected by Mallinckrodt as soon as possible; provided, however, it is understood that Mallinckrodt will pay all direct manufacturing costs associated with the production of pilot product batches as and to the extent necessary to secure FDA approval relative to such supplements.

                                   ARTICLE IV

                 CERTAIN COLLATERAL TRANSACTIONS AND AGREEMENTS

         4.1   Toll Processing by King.

               (a) King, King-Nevada and Mallinckrodt understand and agree that Mallinckrodt is unwilling to and will be unable for an extended period of time to commence the manufacture of the Current Products or to commence manufacture of any of the Future Products (as and when authority for such manufacture has been granted to Mallinckrodt) at Mallinckrodt's own facilities or another facility designated by it and, therefore, on and as of the Closing Date, King and Mallinckrodt will enter into an agreement whereby King will toll manufacture for Mallinckrodt the Current Products and the Future Products (as and when authority for such manufacture has been granted to Mallinckrodt) on the terms and conditions and in the form of the Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate Tablets attached hereto as Exhibit B, herein referred to as the "Manufacturing Agreement".

               (b) The parties further understand and agree that the continued performance by King of its obligations under the Manufacturing Agreement is absolutely critical to Mallinckrodt since the value to Mallinckrodt of its acquisition of the Purchased Assets herein is dependent upon the ability to reach the market with substantial volumes of finished product within the next five (5) years. Therefore, the parties agree that, should King for any reason be unable to perform its obligations under and pursuant to the Manufacturing Agreement, Mallinckrodt will have substantially lost the benefit of its bargain as set forth in this Agreement.

               (c) Notwithstanding any other provision hereof, in the event that, for whatever reason that is not within the reasonable control or responsibility of Mallinckrodt, and whether or not within the reasonable control of King, that portion of the Bristol Facility which is dedicated to or involved in the production of finished product for Mallinckrodt pursuant to the terms of the Manufacturing Agreement is unable, for a period of sixty (60) days or more continuously, to engage in and sustain production of such finished products and to lawfully introduce or deliver for introduction into interstate commerce such finished products ("Bristol Shutdown"), the parties agree that Mallinckrodt will have suffered damage, direct and consequential, to its dosage pharmaceutical business and will have suffered lost opportunity costs, all of which damage and cost will be, by its very nature, difficult to calculate with precision. Therefore, the parties agree that, by way of liquidated damages (and not as a penalty), in the event there is and any time there is, during the period commencing on the date hereof and ending on December 31, 2000, a Bristol Shutdown, King shall pay to Mallinckrodt an amount equal to the sum of Five Hundred Thousand Dollars ($500,000) and the product obtained by multiplying Sixteen Thousand Five Hundred Dollars ($16,500) by the number of days in excess of sixty
                    (60) that any such Bristol Shutdown continues. The parties agree that a Bristol Shutdown shall not be deemed to have ended unless King has demonstrated to Mallinckrodt's reasonable satisfaction for a period of ten (10) consecutive days that the appropriate finished product production facilities have run or are capable of running without shutdown or material delay or other substantial problems and that finished product produced therein may be lawfully introduced or delivered for introduction into interstate commerce. The parties further agree that if King shall have made such demonstration, the Bristol Shutdown in question shall be deemed to have ended on and as of the first day of any such demonstration. Notwithstanding the preceding portions of this subsection
                    (c), a Bristol Shutdown shall not be deemed to have occurred if the only reason therefor is that King's DEA quota for manufacture has been completely used or exhausted despite King's best efforts to meet its continuing obligations to raise its DEA quota to a level necessary to meet its production requirements under the Manufacturing Agreement. For ease of reference and explanation only, attached hereto as Schedule 4.1 is an example of the operation of the formula set forth in this subsection (c).

         4.2      Transitional Assistance by King and King-Nevada.

                  In consideration of Mallinckrodt's willingness to acquire the Purchased Assets on the terms and conditions set forth herein, from and after the Closing Date and for a period of not less than one hundred eighty (180) days, King and King-Nevada agree to provide certain sales and marketing, warehousing, shipping and technical assistance to Mallinckrodt, at Mallinckrodt's option, in connection with its use of the Purchased Assets in accordance with the Transitional Services Agreement attached hereto as Exhibit C.

                                    ARTICLE V

         CERTAIN REPRESENTATIONS AND WARRANTIES OF KING AND KING-NEVADA

         King and King-Nevada hereby make the following representations and warranties, each of which is true and correct on the Closing Date and shall continue to be true and correct and each of which shall survive the Closing Date and the transactions contemplated hereby. The phrase "to the knowledge of King and/or King-Nevada" or any substantially equivalent phrase, as used in this
Article V, shall mean to the actual knowledge of employees or representatives of

King and King-Nevada (as appropriate) after reasonable inquiry and review of all relevant documents, facts and circumstances.

     5.1  Corporate Existence, Qualification and Power of King and King-Nevada.

          (a) King is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. King has the corporate power and authority to own and use its properties, including use of the Purchased Assets, and to transact its business in the manner in which it currently transacts or plans to transact such business, including any and all activities in connection with the ANDA Business, holds all franchises, licenses and permits necessary and required therefor, and is duly licensed or qualified as a foreign corporation in all jurisdictions in which such licensing or qualification is required to conduct such activities and where the failure to be so licensed or qualified could reasonably be anticipated to have a material adverse effect on the Purchased Assets or the ANDA Business. King has the corporate power to enter into and consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 5.1, there are no firms or persons who are affiliates of King (or King-Nevada) who have any ownership interest or rights of use in and to in the Purchased Assets or the ANDA Business.

          (b) King-Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. King-Nevada is a wholly owned subsidiary of King. King-Nevada has the corporate power to own and use its properties, including the Purchased Assets, and to transact its business in the manner in which it currently transacts or plans to transact such business, including any and all activities in connection with the ANDA Business, holds all franchises, licenses and permits necessary and required therefor, and is duly licensed or qualified as a foreign corporation in all jurisdictions in which such licensing or qualification is required to conduct such activities and where the failure to be so licensed or qualified could reasonably be anticipated to have a material adverse effect on the

               Purchased Assets or the ANDA Business. King-Nevada has the corporate power to enter into and consummate the transactions contemplated by this Agreement.

     5.2  Authorization of Agreement by King and King-Nevada.

          The execution and delivery of this Agreement and the Collateral Agreements do not, and the compliance with and the fulfillment of, and the consummation of the transactions contemplated by this Agreement and the Collateral Agreements will not, violate or conflict with any provisions of the Articles of Incorporation or Bylaws of King or King-Nevada or result in a breach of, or constitute a default under, or result in the acceleration of, any obligation under any agreement or instrument to which King, King-Nevada or their affiliates is a party or by which they are bound, or violate any order, judgment, award or decree to which they are a party or to which they are subject, which violation, conflict, breach or default could have a material adverse effect on (i) the King Business, (ii) the Purchased Assets, (iii) any interest or right of Mallinckrodt under this Agreement or the Collateral Agreements, (iv) the ANDA Business or (v) the consummation of the transactions contemplated hereby. Attached hereto as Schedule 5.2 is a certified copy of all resolutions of the Boards of Directors of King and King-Nevada and all other documents authorizing King and King-Nevada to consummate the transactions contemplated under this Agreement and the Collateral Agreements. Except as set forth on Schedule 5.2, such resolutions and documents represent the taking of all action required by law, the Articles of Incorporation of King or King-Nevada, their Bylaws, or otherwise to authorize and approve the execution, delivery and performance of this Agreement and the Collateral Agreements on behalf of King and King-Nevada. Except as noted on Schedule 5.2, there are no third parties whose authorization or approval is required with respect to the execution and performance by King or King-Nevada of this Agreement or the Collateral Agreements. This Agreement and the Collateral Agreements represent the binding and enforceable obligations of King and King-Nevada.

     5.3  Financial Statements.

          Attached hereto as Schedule 5.3 are statements of revenue and net margin associated specifically with the ANDA Business for the nine (9) months ended September 30, 1995 ("ANDA Financial Statements"). The ANDA Financial Statements have been prepared in accordance with generally accepted accounting principles consistently maintained and applied on a basis consistent with prior practices, and do present fairly the financial position of the ANDA Business for the period indicated.

     5.4  Events Subsequent to December 13, 1994.

          Since December 13, 1994, neither King, King-Nevada nor any of their affiliates have, except as set forth on Schedule 5.4 hereof:

          (i) mortgaged, pledged or caused to be created a security interest with respect to any of the Purchased Assets,
         (ii) suffered any damage, destruction, or loss materially adversely affecting the Purchased Assets or the ANDA Business or the ability of King to perform any of its obligations under this Agreement or the Collateral Agreements,
         (iii) sold, transferred or assigned any of the Purchased Assets, other than finished products in the ordinary course of business,
          (iv) been involved in any labor dispute or trouble which materially and adversely affected or is likely to materially adversely affect the Purchased Assets or the ANDA Business or the ability of King to perform any of its obligations under this Agreement or the Collateral Agreements, or
          (v) suffered any material adverse change in the ANDA Business or the Purchased Assets which materially and adversely affected the value or utility of the Purchased Assets, the well-being of the ANDA Business or the ability of King to perform any of its obligations under this Agreement or the Collateral Agreements.

     5.5  Ability to Conduct Business.

          None of King, King-Nevada, their agents, employees or affiliates is subject to or bound by any judgment, order, writ, injunction or decree of any court, or of any governmental body or of any arbitrator, or a party to, bound by or a beneficiary of any agreement, which might hinder or prevent the permitted use after the Closing Date by Mallinckrodt of any of the Purchased Assets or its conduct of a business similar to the ANDA Business as conducted by King or King-Nevada or interfere in any way with Mallinckrodt's rights under this Agreement or the Collateral Agreements or King's or King-Nevada's obligations hereunder or thereunder.

     5.6  Absence of Undisclosed Liabilities.

          Except as set forth on Schedule 5.6 there are no claims, obligations, liabilities or indebtedness, existing or contingent, with respect to King or King-Nevada that relate in any way to the Purchased Assets or the ANDA Business.

     5.7  Inventories.

          The Current Products inventories of King (whether finished product, work-in process or raw materials) will be properly valued in accordance with Section 3.4 hereof and consist of items of a quality currently useable and salable in the ordinary course of business, meet all applicable specifications and are fit for their intended purposes. King has good and marketable title to all of such inventories free and clear of any liens, mortgages, pledges, encumbrances, claims or charges of any kind except as identified on Schedule 5.7.

     5.8  Title to Purchased Assets.

          Except as noted on Schedule 5.8, King-Nevada has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, charges, claims, restrictions and other encumbrances of every kind.

     5.9  Intellectual Property.

          (a) Set forth on Schedule 5.9(a) is a description of all of the intellectual property rights (whether owned by King or King-Nevada or used by either or both of them as a result of license, lease or other claim of right from a third party) included as part of the Branded Line or as part of the Purchased Assets being purchased hereunder.

          (b) With respect to any items of intellectual property (including, without limitation, patents, applications for patent, trademarks, service marks, trade names, copyrights, trade secrets and proprietary data, of all types) used by King, King-Nevada or their affiliates in connection with the Branded Line or as part of the Purchased Assets that are owned by King-Nevada, title to such items is held by King-Nevada free and clear of all adverse claims, liens, security interests, restrictions and other encumbrances, and, to the knowledge of King and King-Nevada, there are no circumstances that would indicate that there is any reasonable basis to believe that any person or persons could or would assert a claim of ownership, right of possession or use in any way adverse to King's or King-Nevada's rights in and to any such intellectual property, except as set forth on Schedule 5.9(b).

          (c) With respect to any items of intellectual property (including, without limitation, patents, applications for patent, trademarks, service marks, trade names, copyrights, trade secrets and proprietary data, of all types) used by King, King-Nevada or their affiliates in connection with the Branded Line or in connection with the Purchased Assets for which King, King-Nevada or their affiliates have only the right of use as opposed to ownership, King and King-Nevada are, to the knowledge of King and King-Nevada, in compliance in all respects with the contracts, agreements or understandings granting any such rights of use, such contracts, agreements or understandings are in full force and effect and there exists no default by any other party to such contracts, agreements or understandings which might in any way jeopardize the rights of King, King-Nevada or their affiliates to any intellectual property therein granted or adversely affect in any manner the Branded Line or the Purchased Assets.

          (d) Except as set forth on Schedule 5.9(d), there are no claims, demands, proceedings or other actions instituted, pending or, to the knowledge of King and King-Nevada, threatened, nor to the knowledge of King and King-Nevada are there any facts and circumstances which could reasonably be anticipated to result in any such claims, demands or proceedings, alleging that the use by King, King-Nevada or their affiliates of any intellectual property related to the Branded Line or the Purchased Assets, or that the use, manufacture or licensing of any product, material, design or process in connection with the Branded Line or the Purchased Assets, infringes any patents or other intellectual property rights of third parties, or otherwise challenging the right of King, King-Nevada or their affiliates with respect to the Branded Line or the Purchased Assets to maintain or use any patent, trademark or service mark, or any application or registration therefor, or any trade names, copyrights, trade secrets, inventions, processes, machines, manufacture or compositions of matter or any other item of intellectual property.

          (e) Except as set forth on Schedule 5.9(e), neither King nor King-Nevada have granted to any party (including any affiliates) any licenses, sublicenses or other rights (whether or not presently outstanding) under any intellectual property rights used in connection with the Branded Line or the Purchased Assets.

     5.10  ANDA Agreements.

          Except as set forth on Schedule 5.10, each of the ANDA Agreements is valid and subsisting and represents a bona fide commercial transaction, is currently in full force and effect, is enforceable in accordance with its terms, no rights thereto have been assigned or transferred and no one has any adverse claims with respect to the right of King or King-Nevada to obtain the full benefits thereunder. Except as set forth on Schedule 5.10, to the knowledge of King and King-Nevada, there exist no events of default by King, King-Nevada or any other party with respect to any of the ANDA Agreements and no event has occurred which, upon the passage of time or the giving of notice, or both, could result in any such events of default or prevent King or King-Nevada from exercising or obtaining the benefits thereunder or the benefits of any option contained therein, or could cause the creation of a lien, restriction or any sort of encumbrance upon any of the Purchased Assets. Further, except as set forth on Schedule 5.10, each of the ANDA Agreements is either fully assignable by King or King-Nevada to Mallinckrodt without the need to secure consent from the other party or parties thereto or King or King-Nevada (as appropriate) has secured any written consents to assignment required with respect thereto.

     5.11 Agreements with Suppliers.

          Except as set forth on Schedule 5.11, each of the contracts (written or oral) between King, King-Nevada or their affiliates and any other party or parties for the supply by such third parties of raw materials, products and/or services relative to the ANDA Business is valid and subsisting, is currently in full force and effect, is enforceable in accordance with its terms, no rights thereto have been assigned or transferred and no one has any adverse claims with respect to the right of the ANDA Business to obtain the full benefits thereunder. Except as set forth on Schedule 5.11, to the knowledge of King and King-Nevada, there exist no events of default by King or King-Nevada with respect to such supply contracts.

     5.12 Relationship With Suppliers and Customers.

          King-Nevada and King have maintained and continue to maintain, with respect to the ANDA Business, good working relationships with all of their customers and suppliers and, except as set forth and explained on Schedule 5.12 hereof, within the eleven (11) months prior to the Closing Date, no customer of the ANDA Business has canceled or threatened any cancellation of any of the ANDA Agreements (or has materially diminished any of its orders thereunder) and no supplier to the ANDA Business has canceled or threatened any cancellation of any supplied materials (or has materially diminished the level of its supply).

     5.13 Pharmaceutical Products.

          (a) King and King-Nevada represent and warrant that they have delivered to Mallinckrodt certain information or given Mallinckrodt access to all existing information regarding each of the Current Products (along with a description of its container/closure system) currently manufactured, marketed, sold or licensed by King, King-Nevada or their affiliates. The Current Products and all other products currently manufactured, sold or licensed by King, King-Nevada or their affiliates are referred to collectively as the "Pharmaceutical Products".

          (b) Except as set forth on Schedule 5.13 there have been no (i) Pharmaceutical Products which have been recalled, withdrawn or suspended by King, King-Nevada or their affiliates in the United States and/or outside of the United States (whether voluntarily or otherwise) during the period commencing January 1, 1995 and ending on the date hereof, or (ii) proceedings in the United States and/or outside of the United States pending against King, King-Nevada or their affiliates at any time during the period commencing January 1, 1995 and ending on the date hereof (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product or seeking to enjoin King or its affiliates from engaging in any activities pertaining to such Pharmaceutical Products or to affirmatively perform activities pertaining to such Pharmaceutical Products prior to shipping such products.

          (c)  To the knowledge of King and King-Nevada. except as set forth in
               Schedule 5.13:

               (i) there exists no set of facts which could reasonably be expected to furnish a basis for the recall or withdrawal of any Pharmaceutical Product or the suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other governmental license, approval or consent of any governmental regulatory agency with respect to any of the Pharmaceutical Products or the Bristol Facility;

               (ii) there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal, suspension or seizure by order of any state, federal or foreign agency or court of law of any Pharmaceutical Product or which could reasonably be expected to form the basis for the issuance of an injunction pertaining to such Pharmaceutical Products, including, without limitation, the procedures used to manufacture and test such products;

              (iii) there exists no set of facts which could reasonably be expected to otherwise cause King, King-Nevada or their affiliates to recall, withdraw or suspend any Pharmaceutical Product from the market or to cease further distribution or marketing of commercially available products pending further approval or authorization from a governmental official or agency, or to change the marketing classification of any Pharmaceutical Product or to terminate or suspend clinical testing of any Pharmaceutical Product; and

               (iv) the Current Products have been manufactured in accordance with the specifications under which such Current Products have normally been manufactured and in accordance with the specifications provided in the appropriate ANDA, and, furthermore in accordance with all applicable requirements of law, including without limitation current Good Manufacturing Practices as defined by the FDA ("cGMP").

               (d) Except as set forth on Schedule 5.13, and to the extent it might have any adverse effect on the Purchased Assets or King's and King-Nevada's performance hereunder or under any of the Collateral Agreements, during the period commencing on January 1, 1995 and ending on the date hereof, with respect to Pharmaceutical Products, King, King-Nevada or their affiliates have not received or been subject to (i) any FDA Form 483s, (ii) any FDA Notices of Adverse Findings,
                    (iii) establishment inspection reports, (iv) consent decrees, orders, settlement agreements or similar matters relating in any fashion to the Pharmaceutical Products or
                    (v) warning letters or other correspondence from the FDA or other governmental officials or agencies concerning the Pharmaceutical Products in which FDA or such other governmental officials or agencies asserted that the operations of King or its affiliates (or their predecessors in interest) may not be in compliance with applicable law, regulations, rules or guidelines. If King is in receipt of or been subject to any of the reports or actions listed in the immediately preceding sentence, King has responded or taken appropriate remedial measures in a timely fashion, as detailed specifically on Schedule 5.13.

               (e) Except as set forth on Schedule 5.13, neither King or King-Nevada nor any of their affiliates and, to King's and King-Nevada's knowledge, none of its customers for Current Products, have filed any Adverse Reaction Reports with the FDA during the period commencing January 1, 1995 and ending on the date hereof and have complied in all respects with current reporting requirements.

               (f) Except as set forth on Schedule 5.13, no employee of King, King-Nevada or their affiliates, nor any consultant retained by King, King-Nevada or their affiliates during the period beginning on January 1, 1994 and ending on the date hereof, has been debarred under Section 306(a) or
                    Section 306(b) of the

                    Federal Food, Drug and Cosmetic Act or has, during that period, been convicted of or formally charged with a criminal offense relating to the development or approval process of any drug product, or a felony of any kind and under any law, statute or regulation involving bribery, payment of illegal gratuities, fraud, perjury, false statements, racketeering, blackmail, extortion, falsification or destruction of records, or interference with, obstruction of an investigation into, or prosecution of, any criminal offense or a conspiracy to commit, aid or abet such felony.

               (g) Except as set forth on Schedule 5.13 and during the period commencing on January 1, 1994 and ending on the date hereof, with respect to King, King-Nevada or their affiliates, there have been no inspections, inspection reports or other correspondence from the Drug Enforcement Administration ("DEA") in which the DEA or any other government agency asserts that the operations of King, King-Nevada or their affiliates is or was not or may not be in compliance with the federal Controlled Substances Act, as amended, or any similar law of any country or other jurisdiction.

       5.14    Environmental Compliance at the Bristol Facility.

               (a) To the knowledge of King-Nevada and King and except as set forth on Schedule 5.14, on and as of the Closing Date, King and its affiliates are, with respect to the Bristol Facility, in compliance with all applicable laws, rules, regulations and decrees (including all reporting requirements) under any federal, state, local or foreign body of law or authority, relative to environmental, health and safety matters, including, but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended ("FWPCA"), the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., as amended, the Clean Air Act, 42 U.S.C. 7401 et seq., as amended ("CAA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended ("RCRA"), the Toxic Substances Control Act 15 U.S.C. Section 2601 et seq., as amended ("TSCA"), the

                    Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, as amended ("CERCLA"), and the Emergency Planning and Community Right-To-Know Act. 42 U.S.C. Section 11001, or the state law counterparts of any of the foregoing listed statutes, as well as all rules and regulations promulgated pursuant to any of the foregoing statutes or their state law counterparts, where any noncompliance with any of the foregoing might have an adverse effect on the Purchased Assets, the ANDA Business or King's or King-Nevada's compliance with and performance under the terms of this Agreement or any of the Collateral Agreements.

               (b) To the knowledge of King and King-Nevada, all environmental and operating permits necessary for the operation of the Bristol Facility or production hereunder have been obtained or have been applied for within the period of time permitted by law, and if already obtained are in effect on the date hereof. To the knowledge of King and King-Nevada, King is in compliance with the terms of any such permits and no action or investigation has been taken, commenced or threatened by governmental authorities or any other person to revoke or modify such permits or applications or to enforce the terms of or take action for violation of such permits, and there is no known condition which could cause such action or investigation to be taken. Except as set forth on Schedule 5.14, neither King nor King-Nevada have, with respect to the ANDA Business or the Bristol Facility, filed any applications for permits to store, treat, handle, dispose or transport waste or any Hazardous Materials (as defined below in subsection (e) of this Section 5.14).

               (c) To the knowledge of King and King-Nevada and except as set forth on Schedule 5.14, no spill, release or discharge of Hazardous Materials to the air, land or water subject to the reporting requirements of any federal, state or local law or regulation has occurred at the Bristol Facility and there has been no corrective action, remediation or clean up required as a consequence of such spill, release or discharge which spill, release or discharge might have any material adverse effect on the Purchased Assets, the ANDA Business or King's or King-Nevada's compliance with or performance under this Agreement or the Collateral Agreement.

               (d) To the knowledge of King and King-Nevada, the Bristol Facility has not been designated as a "Superfund Site" and is not otherwise the subject of an order of removal or remedial action pursuant to any applicable federal, state or local law, and there are no conditions or circumstances affecting the Bristol Facility which might cause it to be designated as a "Superfund Site" or render it subject to an order of removal or remedial action.

               (e) For purposes of this Section 5.14, "Hazardous Materials" means any materials defined as hazardous materials, substances or waste in any way by law as of the Closing Date, including without limitation: (i) any "hazardous substance" or "Pollutant or Contaminant" (as defined in Sections 101(14), (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA, 42 U.S.C.
                    Section 9602 and found at 40 C.F.R. Part 302), including any element, compound, mixture, solution, or substance designated pursuant to Section 102 of CERCLA and as regulated by CERCLA, (ii) any substance designated pursuant to Section 311(b)(2)(A) of FWPCA and as regulated by FWPCA,
                    (iii) any hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA, 42 U.S.C. Sections 6901, 6921, (iv) any substance containing petroleum, as defined in Section 9001(8) of RCRA, 42 U.S.C.
                    Section 6991(8) or 40 C.F.R. Part 280 and as regulated by RCRA, (v) any toxic pollutant listed under Section 307(a) of the FWPCA, 33 U.S.C. Section 1317(a) and as regulated by FWPCA, (vi) any hazardous air pollutant listed under Section 112 of the CAA, 42 U.S.C. Section 7401, 7412, as amended and as regulated by the CAA, (vii) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of TSCA, 15 U.S.C. Sections 2601, 2606, as amended and as regulated by TSCA, or
                    (ix) any other hazardous or toxic
                  materials, contaminants, substances or wastes regulated by any applicable environmental law.

         5.15     Compliance with Other Laws.

                  In addition to King's and King-Nevada's representations and warranties relative to compliance with laws, rules and regulations as detailed in Sections 5.13 and 5.14 above, except as set forth on Schedule 5.15, King and King-Nevada are, with respect to the ANDA Business or the King Business in general, not in violation of or in default with respect to any applicable law, rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, which violation or default might have an adverse effect on the Purchased Assets, the ANDA Business or King's or King-Nevada's compliance with and performance under the terms of this Agreement or any of the Collateral Agreements.

         5.16     Litigation.

                  Except as set forth on Schedule 5.16 hereto, there is no suit, claim, action or proceeding now pending or, to the knowledge of King and King-Nevada, threatened before any court, administrative or regulatory body, arbitrator, or any governmental agency, or any grounds therefor which may result in any judgment, order, decree, liability or other determination which will, or could, have an adverse effect upon the ANDA Business, the Purchased Assets or King's or King Nevada's compliance with and performance under the terms of this Agreement or any of the Collateral Agreements. No such judgment, order or decree has been entered or any such liability incurred which has or could have such effect. No party has tendered to King, King-Nevada or their affiliates, nor has King, King-Nevada or their affiliates accepted the tender of the defense of any claim, action or proceeding which has or could have such effect. There is no claim, action or proceeding now pending or, to the knowledge of King and King-Nevada, threatened before any court, administrative or regulatory body, arbitrator, or any governmental agency, which has or could have such effect.

         5.17     Product and Service Warranties.

                  King and King-Nevada represent and warrant that they have delivered to Mallinckrodt all relevant information or given Mallinckrodt access to all relevant information regarding the standard forms of product and service warranties and guarantees utilized by King and King-Nevada with respect to the ANDA Business. Except as set forth on Schedule 5.17 hereof, during a period beginning on January 1, 1995 through the date hereof, neither King or King-Nevada nor their affiliates have received notice of, or become aware of facts or circumstances that might support, any claims (including, but not limited to, claims for product liability, defects or breaches of product or service warranties) in connection with the manufacture, production, sale, distribution or use of any products under the ANDA Business or with respect to the King Business generally, which claims might have an adverse effect on the ANDA Business, the Purchased Assets or King's or King-Nevada's compliance with and performance under the terms of this Agreement or any of the Collateral Agreements.

         5.18     Broker's Fees.

                  No broker, finder or agent has been retained by King, King-Nevada or any of their affiliates, nor by anyone acting on behalf of any one of them, with respect to the transactions contemplated herein, nor have King, King-Nevada or any of their affiliates agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

         5.19     Consents.

                  Other than the notice required by 21 CFR 314.72(a)(i), no consents, approval or authorization of the FDA, the DEA or any other governmental agency or official, or under the terms of any law, rule, regulation, judgment, order or consent decree, are required for the execution and performance by King or King-Nevada of this Agreement and/or the Collateral Agreements or for the consummation of the transactions set forth herein or therein.

         5.20     Material Facts.

                  To the knowledge of King and King-Nevada, neither this Agreement nor any schedule or exhibit hereto (including without limitation the Collateral Agreements), nor any written statement or certificate furnished in connection herewith or any of the transactions contemplated hereby, contains or will contain an untrue statement of a fact or omits or will omit to state a fact that is necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they are made, not materially misleading.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF MALLINCKRODT

         Mallinckrodt hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall continue to be true and correct, and each of which shall survive the Closing Date and the transactions contemplated hereby.

         6.1      Corporate Status.

                  Mallinckrodt is a corporation duly organized, validly existing and in good standing under the laws of the Stare of Delaware, and has the corporate power and the authority to own and use its properties and to transact its business in which it is engaged and has the corporate power to enter into and consummate this Agreement.

         6.2      Authorization of Agreement.

                  The execution and delivery of this Agreement and the Collateral Agreements do not, and the compliance with and the fulfillment of, and the consummation of the transactions contemplated by this Agreement and the Collateral Agreements will not, violate or conflict with any provision of the Articles of Incorporation or Bylaws of Mallinckrodt, or its affiliates, or result in a breach of, or constitute a default under, or result in the acceleration of, any obligation under any agreement or instrument to which Mallinckrodt, or its affiliates, is a party or by which it is bound, or violate any order, judgment, award or decree to which it is a party or to which it is subject which could have a material adverse effect on the consummation of the transactions contemplated hereby. Attached hereto as Schedule
                  6.2 is a copy of the resolution of the Board of Directors of Mallinckrodt Group Inc., Mallinckrodt's ultimate corporate parent, authorizing Mallinckrodt to consummate the transactions contemplated hereunder, which resolution constitutes all action required by law, Mallinckrodt's or Mallinckrodt Group Inc.'s Articles of Incorporation, their Bylaws or otherwise to authorize and approve the execution, delivery and performance of this Agreement and the Collateral Agreements by Mallinckrodt.

         6.3      Broker's Fees.

                  Neither Mallinckrodt nor anyone on its behalf has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

         6.4      Consents.

                  Except as noted specifically in Section 6.2 above, no consent of any third party is necessary for Mallinckrodt to effect consummation of the transactions contemplated hereby.

         6.5      Ability to Conduct Business.

                  Neither Mallinckrodt nor its agents, employees or affiliates is subject to or bound by any judgment, order, writ, injunction or decree of any court, or of any governmental body or any arbitrator, or a party to, bound by or a beneficiary of any agreement which might interfere in any way with King's or King Nevada's rights under this Agreement or the Collateral Agreements or Mallinckrod's obligations hereunder or thereunder.

         6.6      Compliance with Laws.

                  Mallinckrodt is not in violation of or in default with respect to any applicable law, rule, regulation, order, writ or decree of all court or any governmental commission, board, bureau, agency or instrumentality, which violation or default might have an adverse effect on Mallinckrodt's compliance with and performance under the terms of this Agreement or any of the Collateral Agreements.

         6.7      Relationship with Suppliers.

                  Mallinckrodt has maintained and continues to maintain, with respect to its production of raw materials that will be used by King in its performance under the Manufacturing Agreement, good working relationships with all of its suppliers and, within the one (1) year prior to the Closing Date, no such supplier has canceled or threatened cancellation of any of its agreements with Mallinckrodt or has materially diminished its supply of any materials thereunder.

         6.8      Material Facts

                  To the knowledge of Mallinckrodt, neither this Agreement nor any schedule or exhibit hereto (including without limitation the Collateral Agreements), or any written statement or certificate furnished in connection herewith or any of the transactions contemplated hereby, contains or will contain an untrue statement of a fact or omits or will omit to state a fact that is necessary in order to make the statements contained herein and therein, in light of the circumstances under which they are made, nor materially misleading.

                                   ARTICLE VII

                        FURTHER AGREEMENTS OF THE PARTIES

         7.1      Preservation of Business.

                  From and after the Closing Date and subject to normal commercial and business requirements, King and King-Nevada shall carry on the King Business diligently and shall use all reasonable efforts to keep their business organization intact (including maintaining appropriate levels of insurance against normally insurable risks given the nature of its business).

         7.2      Full Access.

                  Representatives of Mallinckrodt, at Mallinckrodt's expense, shall have access after the Closing Date at all reasonable times and upon advance arrangement with King to all premises, properties, books, records, contracts and documents of the ANDA Business (including, without limitation, access to raw data in support of product lot approvals and stability reports) and such other information concerning the King Business generally as may be relevant to the protection of Mallinckrodt's rights and interests hereunder, and King will furnish to Mallinckrodt any information related to the foregoing as Mallinckrodt may from time to time request. Specifically, from and after the Closing Date, Mallinckrodt, at its own expense, shall have the right, from time to time and upon reasonable advance notice, during normal business hours, when the Bristol Facility is in operation, to have one or more of its employees or representatives visit the Bristol Facility to review any of King's or King-Nevada's operations relative to the ANDA Business or the King Business generally as necessary for the protection of any of Mallinckrodt's rights hereunder or under the Collateral Agreements. It is not the intent of the parties, by the provisions of this Section
                  7.2 to give general access to Mallinckrodt to financial information or other confidential and proprietary information of King but only to give Mallinckrodt access to that information it reasonably requires to ensure the continued performance by King and King-

                  Nevada of their obligations under this Agreement or the Collateral Agreements. Mallinckrodt acknowledges that King and King-Nevada and their affiliates will have manufacturing, supply, development, confidentiality and distribution agreements with entities other than Mallinckrodt involving products other than the Current Products, Future Products, and the Branded line and Mallinckrodt acknowledges it shall have no right to access such confidential. proprietary, or general business information about such operations or agreements.

         7.3      Taxes.

                  Each of King-Nevada and Mallinckrodt shall pay and be responsible for one-half of any sales, use or transfer tax levied upon or incident to the consummation of the transactions contemplated herein.

         7.4      Further Assurances.

                  From time to time after the Closing Date, King and King-Nevada shall, at the request of Mallinckrodt, execute and deliver or cause to be executed or delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, all as Mallinckrodt may reasonably deem necessary or desirable in order to fully and effectively vest in Mallinckrodt, or to confirm its title to and possession of, the Purchased Assets, or to assist Mallinckrodt, particularly with regard to any requirements imposed by the FDA or any other regulatory agency, in exercising any rights which Mallinckrodt is currently or ultimately (as the case may be) entitled to exercise with respect thereto.

         7.5      Notification of Claims.

                  After the Closing Date, each party shall promptly notify all of the others of any action, suit or proceeding that shall be instituted or threatened against a party to restrain, prohibit or otherwise challenge the legality of the continuing performance of any transactions or obligations under this Agreement or the Collateral Agreements.

         7.6      No Public Announcement.

                  Within thirty (30) days after the Closing Date the parties agree to make a joint announcement to the press and trade journals substantially and substantively in the form of
                  Schedule 7.6. Except as contemplated by the immediately preceding sentence, neither of the parties shall, without the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement or the Collateral Agreements, except to the extent that any party is reasonably of the opinion that it must make a disclosure of relevant facts to its shareholders in any particular circumstance and except as and to the extent that any party shall be obligated by law to make such an announcement, and in either case the disclosing party shall so advise the other party in advance and both parties hereto shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

         7.7      Opinions of Counsel.

                  On and as of the Closing Date, King and King-Nevada will provide to Mallinckrodt an opinion of King's counsel, Hunter, Smith and Davis of Kingsport, Tennessee, as follows:

                  (i) King is a corporation duly organized, validly existing and in good standing under the laws of the State or Tennessee, has full corporate power and authority to own and use its properties and to transact the business in which it is engaged;
                  (ii) King-Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has full corporate power and authority to own and use its properties and to transact the business in which it is engaged;

                   (iii) King and King-Nevada have full corporate power and
                         authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Collateral Agreements by King and King-Nevada have been duly authorized by all requisite corporate action on the part of King and King-Nevada, and this Agreement and the Collateral Agreements constitute the valid and binding obligations of King and King-Nevada, enforceable against them in accordance with their terms except (A) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;
                   (iv) the Bill of Sale and Assignment attached hereto as Exhibit A and any other instruments of transfer and conveyance being delivered to Mallinckrodt on and as of the Closing Date are jointly sufficient and in proper form to convey to Mallinckrodt all of the right, title and interest of King-Nevada in and to the Purchased Assets, and payment by Mallinckrodt of any consideration hereunder as, when and if specifically required, will effectively convey, transfer and assign such right, title and interest in and to the Purchased Assets to Mallinckrodt;
                   (v) to such counsel's knowledge, except as set forth on any of the Schedules to this Agreement, neither King or King-Nevada nor their affiliates are parties to, subject to or bound by any agreement or any judgment, order, writ, injunction, or decree of any court, governmental body or arbitrator which would or could conflict with or be breached by the execution, delivery or performance by King or King-Nevada of this Agreement or the Collateral Agreements or which would or could prevent the carrying out of any of King's or King-Nevada's obligations under this Agreement or the Collateral Agreements;

                    (vi) to such counsel's knowledge, except as set forth herein on any of the Schedules to this Agreement, neither King or King-Nevada nor their affiliates are subject to or bound by any judgment, order, writ, injunction or decree of any court or of any governmental body or of any arbitrator, or a party to, bound by, or a beneficiary of any agreement which would or could prevent the use by Mallinckrodt, after the Closing Date, of the Purchased Assets, or which might create any security interest, lien or other encumbrance against any of the Purchased Assets;
                   (vii) to such counsel's knowledge, except as set forth on
                         any of the Schedules to this Agreement or as specified in its opinion, no litigation, proceeding or governmental investigation is pending against or relating to the ANDA Business, the Purchased Assets or the King Business; and
                  (viii) to such counsel's knowledge, except as set forth on any of the Schedules to this Agreement, neither King or King-Nevada nor their affiliates is in default under or in violation of any agreement or any law or governmental regulation, ordinance or rule applicable to them or their operations, which default or violation could have a material adverse effect on the ANDA Business, the Purchased Assets or the King Business or might prevent King or King-Nevada from complying with or performing under this Agreement or the Collateral Agreements.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1      Agreement to Indemnify.

                  (a) King and King-Nevada hereby agree to indemnify, defend and hold harmless Mallinckrodt and its affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, injuries, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by Mallinckrodt or its affiliates, directly or indirectly, related to, arising out of or resulting from:

                    (i) any and all claims, liabilities or obligations (whether absolute, accrued or contingent) relating to or arising out of any acts of, or omissions to act by King, King-Nevada or their affiliates, or any of their employees, agents or representatives, which take place on or prior to the Closing Date hereunder in connection with the ANDA Business, the Purchased Assets or the King Business (including, without limitation any obligations or liabilities under any of the ANDA Agreements relating to performance required or undertaken with respect thereto prior to the Closing Date, except to the extent Mallinckrodt has and specifically and unambiguously otherwise agreed in writing), or
                    (ii) any breach of the representations, warranties,
                         covenants or agreements of King or King-Nevada contained in this Agreement or in any of the Collateral Agreements, or
                   (iii) any acts or omissions to act by King, King-Nevada or their affiliates, or any of their employees, agents or representatives, that result in any violation or alleged violation of any law, rule, regulation, order or judicial decree of any federal, state or local government, domestic or international, that in any manner adversely affect the rights and benefits of Mallinckrodt under this Agreement or under any of the Collateral Agreements or that materially affect or prevent the performance by King or King-Nevada of any of their obligations hereunder or thereunder.

             (b) Mallinckrodt hereby agrees to indemnify, defend and hold harmless King, King-Nevada and their affiliates from and against any and all Damages asserted against, resulting to, imposed upon or incurred by King, King-Nevada or their affiliates directly or indirectly, related to, arising out of or resulting from:

                    (i) any breach of the representations, warranties, covenants or agreement of Mallinckrodt or its affiliates contained in this Agreement or in any of the Collateral Agreements, or
                    (ii) any acts or omissions to act by Mallinckrodt or its
                         affiliates, or any of its employees, agents or representatives, that result in any violation or alleged violation of any law, rule, regulation, order or judicial decree of any federal, state or local government, domestic or international, that in any manner adversely affect the rights and benefits of King, King-Nevada or their affiliates under this Agreement or under any of the Collateral Agreements or that hinder or prevent the performance by Mallinckrodt of any of its obligations hereunder or thereunder.

         8.2   Post Closing Claims.

               (a) In the event that a party (the "Indemnified Party") shall reasonably believe that it has a claim for Damages ("Post Closing Claim"), it shall give prompt notice in accordance herewith to the responsible party or parties (the "Indemnifying Party") of the nature and extent of such Post Closing Claim and the Damages incurred by it. If the Damages are liquidated in amount, the notice shall so state, and such amount shall be deemed the amount of such Post Closing Claim of the Indemnified Party against the Indemnifying Party (subject to the right of the Indemnified Party to submit claims for additional Damages incurred after the date of any such notice). If the amount is not liquidated, the notice shall so state and, in such event, such Post Closing Claim shall be deemed asserted against the Indemnifying Party, but no payment or satisfaction shall be made on account thereof until the amount of such claim is liquidated.

               (b) If the Indemnifying Party shall not, within thirty (30) days after the giving of such notice by the Indemnified Party, notify the Indemnified Party in accordance herewith that the Indemnifying Party disputes the right of the Indemnified Party to indemnity in respect of such Post Closing Claim,





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                    then any such Post Closing Claim shall he paid or satisfied as follows: (i) if said Post Closing Claim is liquidated, the full amount of Damages associated with such Post Closing Claim shall be paid to the Indemnified Party by the Indemnifying Party at the end of such thirty (30) day period, or (ii) if the amount of such Post Closing Claim is unliquidated at the time notice is originally given to the Indemnifying Party, the Indemnified Party shall give a second notice to the Indemnifying Party when the liquidated amount of such Post Closing Claim is known and, unless the Indemnifying Party shall object in writing to such amount (as opposed to the Post Closing Claim itself, as to which the right to dispute had expired) within twenty (20) days after the giving of said second notice, then payment of the Damages associated with such Post Closing Claim shall be made by the Indemnifying Party to the Indemnified Party at the end of such twenty (20) day period.

               (c) Any portion of the amount of Damages asserted by an Indemnified Party in connection with a Post Closing Claim shall, if not objected to by the Indemnifying Party in accordance with the procedures established herein, be considered to be subject to satisfaction by payment without further objection.

               (d) If an Indemnifying Party shall notify the Indemnified Party that it disputes any Post Closing Claim or the amount thereof (which notice shall only be given if the Indemnifying Party has a good faith belief that the Indemnified Party is not entitled to indemnity or the full amount of indemnity as claimed) then the parties hereto shall endeavor to settle and compromise such claim, or may agree to submit the same to arbitration, and, if unable to agree on any settlement or compromise or on submission to arbitration, such claim shall be settled by appropriate litigation, and any liability and the amount of the Damages established by reason of such settlement, compromise, arbitration or litigation, or incurred as a result thereof, shall be paid and satisfied as provided herein.









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



         8.3   Conditions of Indemnification with Respect to Third Party Claims.

               (a) An Indemnified Party will promptly give notice to the Indemnifying Party of any claim of a third party which may reasonably be expected to result in a Post Closing Claim by the Indemnified Party. An Indemnifying Party shall have the right to direct the defense, compromise or settlement of such claim with counsel selected by it, provided the Indemnifying Party gives written notice to the Indemnified Party of its election to do so within twenty (20) days after receipt of notice in accordance with the preceding sentence. If the Indemnifying Party fails to so notify the Indemnified Party of its election to defend any such third party claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof if and only if such assumption would not prejudice the defense of such claim or the rights of the Indemnified Party.

               (b) In the event an Indemnifying Party has assumed the defense of any such claim, the Indemnified Party shall nonetheless have the right to select its own counsel and participate in the defense of such claim at and for its own expense and account, subject to the right of the Indemnifying Party to retain ultimate control of the management of the defense of such claim, and further subject to the obligation of the Indemnified Party reasonably to cooperate in all respects with the Indemnifying Party for the effective defense of such claim. Counsel for the Indemnified Party in such circumstances shall consult and cooperate with counsel for the Indemnifying Party in defending against any such third party claim.

               (c) An Indemnifying Party shall not under any circumstances, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an





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                    unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim, in form and substance reasonably satisfactory to the Indemnified Party.

               (d) Notwithstanding anything to the contrary contained herein, if a third party claim is made which the third party is unequivocally willing to settle for the payment of money but the Indemnified Party elects not to settle, then the Indemnifying Party shall not be liable hereunder with respect to any Post Closing Claim arising from such third party claim for more than the amount which such third party at any time unequivocally agrees in writing to accept in payment or compromise of the claim plus any related costs and expenses incurred by the Indemnified Party as of the date of such offer of settlement.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1  Remedies Cumulative.

          The remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any party hereto of any other rights (whether legal or equitable in nature) or the seeking of any other remedies against any other party hereto.

     9.2  Survival of Representations and Warranties.

          The representations and warranties contained herein or in any schedule or other document attached hereto shall be deemed representations and warranties by the party by whom, or on whose behalf, the same is delivered, except and unless as otherwise provided herein, and all representations and warranties made by the parties in this Agreement, or delivered pursuant hereto, are incorporated in and constitute a part of this Agreement and shall survive the Closing Date.






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         9.3      Payment of Fees and Expenses.

                  Mallinckrodt shall pay and be responsible for all of its own fees and expenses (including fees and expenses of its counsel, accountants and other advisers) incurred incident to the negotiation, preparation and execution of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated herein. King-Nevada shall pay and be responsible for all of its own and King's fees and expenses (including fees and expenses of counsel, accountants and other advisers) incurred by them incident to the negotiation, preparation and execution of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated herein.

         9.4      Entire Agreement.

                  This Agreement, and any exhibits (including the Collateral Agreements), schedules or other documents referenced herein constitute the entire agreement of the parties as to the subject matter hereof, and supersede all prior discussions, negotiations and agreements, whether written or oral, express or implied, between the parties with respect to its subject matter, including that certain Letter of Intent between Mallinckrodt and King dated September 12, 1995.

         9.5      Modification.

                  This Agreement may not be modified except by a writing specifically referring to this Agreement and executed by duly authorized representatives of all parties.

         9.6      Waiver.

                  The failure by any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement.






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         9.7      Severability.

                  A determination that any portion of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any of the remaining portions hereof or of this Agreement as a whole. In the event that any part of any of the covenants, sections or provisions herein may be determined by a court of law or equity to be overly broad or against applicable precedent or public policy, thereby making such covenants, sections or provisions invalid or unenforceable, the parties shall attempt to reach agreement with respect to a valid and enforceable substitute for the deleted provisions which shall be as close in its intent and effect as possible to the deleted portions.

         9.8      Notices.

                  All notices, consents, approvals or other notifications required to be sent by any party to another party hereunder shall be in writing and shall be deemed served upon a party if delivered by hand or sent by United States registered or certified mail, postage prepaid, with return receipt requested, addressed to such other party at the address set out below, or the last address of such party as shall have been communicated to the other party. If a party changes its address, written notice shall be given promptly to the other party of the new address. Notice shall be deemed given on the day it is mailed (in the case of delivery by mail) or the date of delivery (in the case of delivery by hand) in accordance with the provisions of this paragraph. All periods for notice specified herein shall be deemed to refer to calendar days and not business days, unless otherwise expressly provided. The address for notices is as follows:

                  King:             John M. Gregory
                                    President and CEO
                                    King Pharmaceuticals, Inc.
                                    501 5th Street
                                    Bristol, Tennessee 37620








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                  King-Nevada:  Brian G. Shrader
                                3753 Howard Hughes Parkway
                                Las Vegas, Nevada 89109

                  Copy to:      John A. A. Bellamy
                                Corporate Counsel and Vice President
                                King Pharmaceuticals, Inc.
                                501 5th Street
                                Bristol, Tennessee 37620

                  Mallinckrodt: Michael J. Collins
                                Group Vice President
                                Mallinckrodt Chemical, Inc.
                                16305 Swingley Ridge Drive
                                Chesterfield, Missouri 63017

                  Copy to:      Jake A. Larimer
                                Vice President and General Counsel
                                Mallinckrodt Chemical, Inc.
                                16305 Swingley Ridge Drive
                                Chesterfield, Missouri 63017

         9.9      Binding Effect and Assignment.

                  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns; provided, however, that neither party shall, without the prior written consent of the other party, assign or transfer any of its rights, benefits, obligations, or other interest under this Agreement or the Collateral Agreements to any other party.

         9.10     Governing Law.

                  This Agreement shall be construed, interpreted and enforced in accordance with the laws (both substantive and procedural) of the State of Missouri, but excluding any provision thereof which would mandate the application of the laws of any other jurisdiction.




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         IN WITNESS WHEREOF, the parties hereto, by and through their duly authorized representatives have executed this Agreement, as of the day and year first above written.



                                     MALLINCKRODT CHEMICAL, INC.

                                     By: /s/ Richard T. Higgons
                                         ---------------------------------------
                                         Richard T. Higgons,
                                         Vice President Strategic Development


                                     KING PHARMACEUTICALS OF NEVADA, INC.


                                     By: /s/ John A.A. Bellamy
                                         ---------------------------------------
                                         John A.A. Bellamy, Vice President


                                     KING PHARMACEUTICALS, INC.


                                     By: /s/ John M. Gregory
                                         ---------------------------------------
                                         John M. Gregory, President and CEO












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